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Exhibit 99.1

Contact:	Darrell W. Crate Affiliated Managers Group, Inc. 01-617-747-3300
Jeremy Paulson-Ellis Karen Yerburgh Genesis 011-44-20-7201-7200

AMG to Make Investment in Genesis Asset Managers

Boston, MA, January 28, 2004—Affiliated Managers Group, Inc. (NYSE: AMG), an asset management holding company, and Genesis Holdings International ("Genesis"), have reached a definitive agreement for AMG to acquire a majority equity interest in the operating businesses of Genesis. In connection with the transaction, the management partners of Genesis will hold the remaining equity of the business and continue to direct its day-to-day operations.

With offices in London, Guernsey, Kenya, Chile and Brazil, Genesis is a leading investment manager of emerging markets equity securities with over $7.0 billion in assets under management. Genesis manages separate account and commingled portfolios for institutional clients. Genesis employs a bottom-up research and stock selection process with the aim of achieving capital growth for its clients over the medium to long-term, while mitigating country risk through extensive geographical diversification.

Led by Jeremy Paulson-Ellis, Chairman, and Karen Yerburgh, Managing Director, Genesis has grown since its founding in 1989 to include a team of 14 investment professionals. Genesis' consistent, disciplined bottom-up investment process has produced outstanding returns with low volatility. The firm serves more than 80 clients, including institutions in the United States, United Kingdom, Europe and Australia.

"Genesis is an excellent addition to AMG's Affiliate group," said William J. Nutt, AMG's Chairman and Chief Executive Officer. "As one of the premier emerging markets equity managers, Genesis has an outstanding long-term investment record and a reputation for superior client service. The firm's entrepreneurial culture and appreciation for the value of equity ownership as an incentive for future growth are a natural fit with the AMG investment philosophy and structure."

Sean M. Healey, AMG's President and Chief Operating Officer, noted, "We are impressed with the depth and quality of the Genesis management team, as well as its broad expertise in emerging markets research and investing." Mr. Healey continued, "From AMG's perspective, this is an attractive investment in a high quality firm that further diversifies our broad product offerings to include emerging markets investments managed on behalf of a wide range of institutional investors in the U.S., as well as Europe and Australia."

"AMG's partnership approach provides an ideal succession planning solution for Genesis," said Mr. Paulson-Ellis. "Our firm has long believed in the importance of equity ownership as an incentive for our professional staff, and our agreement with AMG enables us to continue to provide equity to management who will take the company forward. The AMG transaction enables us to plan for the future, while preserving our operating autonomy and our focus on providing clients with outstanding investment performance and first class client service."

"As an AMG Affiliate, we are able to maintain our unique operating culture, as well as to participate in AMG's Affiliate Development opportunities," stated Ms. Yerburgh. "AMG's strong presence in the U.S. market will help us to continue to grow and strengthen our business, and we look forward to working with our new partners."

AMG will hold a 60% interest in Genesis. The remaining 40% of the business will be held by a broad group of key professionals, including Mr. Paulson-Ellis and Ms. Yerburgh. The terms of the transaction, which is expected to close upon receipt of customary approvals, were not disclosed. Upon completion of the transaction, Genesis' business will remain unchanged. The firm's 10 senior principals, including Mr. Paulson-Ellis and Ms. Yerburgh, have entered into long-term agreements with the firm and AMG.

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms. AMG's strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. AMG's innovative transaction structure allows individual members of each Affiliate's management team to retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. AMG's affiliated investment management firms managed approximately $92 billion in assets at December 31, 2003, not including the pending investment in Genesis.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in the Company's Form 10-K for the year ended December 31, 2002.

A teleconference will be held with AMG's management at 11:00 a.m. Eastern time today to discuss the transaction, along with AMG's financial and operating results for the fourth quarter and full year ended December 31, 2003. Parties interested in listening to the teleconference should dial 1-800-240-2430 (domestic calls) or 1-303-262-2140 (international calls) starting at 10:45 a.m. Eastern time. Those wishing to listen to the teleconference should dial the appropriate number at least ten minutes before the call begins. The teleconference will be available for replay approximately one hour after the conclusion of the call. To access the replay, please dial 1-800-405-2236 (domestic calls) or 1-303-590-3000 (international calls), pass code 567067. The live call and replay of the session can also be accessed via the Web at www.amg.com.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG's Web site at www.amg.com.

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  Exhibit 99.1